MINUTES OF ACTION
OF BOARD OF DIRECTORS OF
HEALTH OUTCOMES MANAGEMENT, INC.
TAKEN WITHOUT A MEETING

   The undersigned, being all of the members of the Board of Directors of Health Outcomes Management, Inc., a Minnesota corporation (the "Company"), acting together pursuant to Minnesota Statutes Section 302A.239, do hereby agree to the adoption of and do hereby adopt the following resolutions:

Asset Purchase Agreement

   RESOLVED, that the Asset Purchase Agreement (" Purchase Agreement") between the Company and Quality Business Solutions, Inc., relating to the sale of certain assets of the Company, a copy of which is attached hereto as Exhibit A, is hereby ratified, adopted and approved.

   RESOLVED FURTHER, that Peter Zugschwert, as President of the Company, be and hereby is authorized to execute the Purchase Agreement on behalf of the Company.

Further Authorization

   RESOLVED, that the officers of the Corporation be and the same are hereby authorized and empowered to take all such actions and execute all such documents as they deem necessary or appropriate to consummate the transactions contemplated in the Purchase Agreement.

   The above action is taken by unanimous consent in writing of all of the members of the Board of Directors of the Corporation, which action is to be effective on October 30, 2001.

DIRECTORS:

   /s/ Peter J. Zugschwert
Peter J. Zugschwert

   /s/ Matthew E. Goldberg
Matthew E. Goldberg

   /s/ Stanford M. Baratz
Stanford M. Baratz

   /s/ Jonathan R. Gordon
Jonathan R. Gordon